Exhibit 5.1

Goodwin Procter LLP Three Embarcadero Center San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

April 11, 2022

Clarus Therapeutics Holdings, Inc.

555 Skokie Boulevard, Suite 340

Northbrook, Illinois 60062

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Clarus Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) of up to 16,024,590 Units consisting of (a)(i) up to 16,024,590 shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”) (the “Unit Shares”), including shares of Common Stock purchasable by the underwriters upon exercise of an over-allotment option granted to the underwriters by the Company or (ii) up to 13,934,426 pre-funded warrants (the “Pre-Funded Warrants” and each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share”) in lieu thereof to purchase up to 13,934,426 shares of Common Stock, and (b) accompanying Common Stock purchase warrants to purchase up to 16,024,590 shares of Common Stock (the “Class A Warrants” and each share of Common Stock underlying a Class A Warrant, a “Class A Warrant Share”), including Class A Warrants purchasable by the underwriters upon exercise of an over-allotment option granted to the underwriters by the Company, and (c) an aggregate of up to 16,024,590 Warrant Shares issuable upon exercise of the Class A Warrants. The Units are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”). The Company is also registering warrants to purchase up to 801,230 shares of Common Stock to be issued to the representative of the underwriters as additional compensation pursuant to the Underwriting Agreement (the “Representative’s Warrant” and together with the Class A Warrants and Pre-Funded Warrants, the “Warrants”), as well as the shares up to 881,353 of Common Stock issuable upon exercise of the Representative’s Warrant (the “Representative’s Warrant Shares” and together with the Class A Warrant Shares and Pre-Funded Warrant Shares, the “Warrant Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 5, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that each of the Units and the Warrants, and the underwriting agreement and warrant agreements, will be governed by the law of New York.

The opinions in numbered paragraphs 2 and 5 set forth below are limited to the Delaware General Corporation Law and the opinions in numbered paragraphs 1, 3 and 4, as to the Units and the Warrants constituting valid and binding obligations of the Company, are limited to the law of New York.

Clarus Therapeutics Holdings, Inc.

April 11, 2022

Based on the foregoing, we are of the opinion that:

1.    When the Units are delivered and paid for in accordance with the Underwriting Agreement, the Units will be valid and binding obligations of the Company.

2.    When the shares of Common Stock included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, the shares of Common Stock will be validly issued, fully paid and nonassessable.

3.    When the Pre-Funded Warrants and Class A Warrants included in the Units are delivered and paid for as part of the Units in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Pre-Funded Warrants and Class A Warrants by Continental Stock Transfer & Trust Company, as warrant agent, the Pre-Funded Warrants and Class A Warrants will constitute valid and binding obligations of the Company.

4.    When the Representative’s Warrants are executed and delivered in accordance with the Underwriting Agreement, assuming the due authorization, execution and delivery of such Representative’s Warrants, the Representative’s Warrants will constitute valid and binding obligations of the Company.

5.    The Warrant Shares, when delivered and paid for upon exercise of the Warrants in accordance with the respective terms of the Warrants, will have been duly authorized and validly issued and will be fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP